Expense Limitation Agreement

November 16, 2016

To: Mutual Fund Series Trust
17605 Wright Street
Omaha, NE 68130

Dear Board Members:

You have engaged Camelot Funds, LLC (“Camelot”) to act as the sole investment adviser to the Camelot Premium Return Fund and Camelot Excalibur Small Cap Income Fund (the “Funds”) pursuant to a Management Agreement dated as of December 6, 2010 (the “Agreement”).

Camelot hereby contractually agrees to waive management fees and/or reimburse the each Fund for expenses it incurs, but only to the extent necessary to maintain the Fund’s total annual operating expenses (excluding brokerage costs; borrowing and liquidity costs such as interest and dividends on securities sold short; taxes; underlying/acquired fund expenses; and extraordinary expenses) at the percentage of average daily net assets and term as stated in Exhibit A for the Fund.

This agreement shall be effective on December 16, 2016 and shall remain in effect until at least January 31, 2018, unless terminated sooner as provided herein, and shall continue in effect for successive twelve-month periods, provided that such continuance is specifically approved by a majority of the Trustees of the Mutual Fund Series Trust (the “Trust”). This agreement may only be terminated by the Fund's Board of Trustees on 60 days’ written notice to Camelot and upon the termination of the Management Agreement between the Trust and Camelot.

Any waiver or reimbursement by Camelot is subject to repayment by the Fund within the three fiscal years following the fiscal year in which the expenses occurred, if such recoupment can be achieved within the lesser of the expense limitation in place at the time of waiver/reimbursement and the expense limitation in place at the time of recapture.

Very truly yours, CAMELOT FUNDS, LLC By: /s/ Darren Munn Darren Munn, Chief Executive Officer

The foregoing Agreement is hereby accepted.

MUTUAL FUND SERIES TRUST By: /s/ Jerry Szilagyi Jerry Szilagyi, Trustee

Exhibit A

Fund	Percent of Net Assets
Camelot Premium Return Fund	Class A – 1.75% Class C – 2.50% Class I - 1.50%
Camelot Excalibur Small Cap Income Fund	Class A – 1.75% Class C – 2.50% Class I - 1.50%